UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2019

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Westwind Way, Suite A Crestwood, KY		40014
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (502) 241-4114

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

As disclosed in its Current Report on Form 8-K filed by Apellis Pharmaceuticals, Inc. (the “Company”) on February 28, 2019, the Company previously entered into a development funding agreement with SFJ Pharmaceuticals Group (“SFJ”) under which SFJ agreed to provide funding to the Company to support the development of APL-2 for the treatment of patients with paroxysmal nocturnal hemoglobinuria (“PNH”). Under the agreement, SFJ (i) paid the Company $60 million following the signing of the agreement and (ii) agreed to pay the Company up to an additional $60 million in the aggregate in three equal installments upon the achievement of specified development milestones with respect to the Company’s Phase 3 program for APL-2 in PNH and subject to the Company having cash resources at the time sufficient to fund at least 10 months of the Company’s operations. The Company agreed to make an aggregate of $195 million in payments to SFJ following regulatory approval of APL-2 for the treatment of PNH by the U.S. Food and Drug Administration (the “FDA”) or the European Medicines Agency (the “EMA”) (or $390 million if regulatory approval is granted by the FDA and the EMA). In addition, upon the mutual agreement of the Company and SFJ, at any time after the earlier of the date that the Company has reviewed the primary endpoint data from its PEGASUS Phase 3 trial of APL-2 in patients with PNH and March 31, 2020, SFJ may fund an additional $50 million of the Company’s development costs (the “Additional Funding”).

On June 7, 2019, the Company entered into an amendment to the development funding agreement with SFJ (the “SFJ Amendment”). Under the SFJ Amendment, SFJ agreed to pay the Company an additional $20 million to support the development of APL-2 for the treatment of patients with PNH. This payment is not a part of, and is in addition to, the Additional Funding. In connection with this additional payment, the Company agreed to increase the amount it will pay to SFJ upon regulatory approval by the FDA or the EMA by $35 million (or $70 million if regulatory approval is granted by the FDA and the EMA). The additional amount will be paid to SFJ following regulatory approval in one initial payment and six additional annual payments that will paid at the same times as the post-approval payments due to SFJ under the original agreement, with the majority of the payments being made from the third anniversary to the sixth anniversary of regulatory approval and the specific amount of each annual payment being determined by the timing of the regulatory approval.

In addition, the Company agreed to increase the cap on the amount the Company will be obligated to pay to SFJ in the event that SFJ terminates the agreement due to specified fundamental breaches or the Company’s bankruptcy from $308 million to $365 million.

The foregoing description of the SFJ Amendment is a summary only and is qualified in its entirety by reference to the terms of the SFJ Amendment, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: June 7, 2019	By:	/s/ Cedric Francois
Cedric Francois, M.D., Ph.D.
President and Chief Executive Officer